Exhibit 99.2

                  BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
                 Unaudited Condensed Consolidated Balance Sheets
             (dollars in thousands, except share and per share data)

                                                               April 3,
                                                                 2004
                                                              ----------
                         ASSETS
Current assets:
   Cash and cash equivalents                                  $  28,623
   Inventories                                                   19,484
   Receivables                                                    1,061
   Prepaid expenses and other current assets                      3,617
   Deferred tax assets                                            1,754
                                                              ----------
       Total current assets                                      54,539

 Property and equipment, net                                     72,777
 Goodwill                                                            97
 Other intangible assets                                          1,486
 Other assets, net                                                1,926
                                                              ----------
 Total Assets                                                 $ 130,825
                                                              ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $  18,088
   Accrued expenses                                              10,111
   Other current liabilities                                     11,473
                                                              ----------
       Total current liabilities                                 39,672
                                                              ----------

 Deferred franchise revenue                                       1,905
 Deferred rent                                                   22,187
 Other liabilities                                                  840
 Deferred tax liabilities                                         3,175
 Redeemable preferred stock, at redemption price                 38,382

 Stockholders' equity:
   Nonredeemable preferred stock, at par value                       94
   Common stock, par value $0.01 per share.                           5
   Additional paid-in capital                                    10,967
   Retained earnings                                             15,442
   Notes receivable from officers                                (1,844)
   Unearned compensation                                              -
                                                              ----------
       Total stockholders' equity                                24,664
                                                              ----------
 Total Liabilities and Stockholders' Equity                   $ 130,825
                                                              ==========